EXHIBIT 4.1

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GLOBAL ASSET MANAGEMENT GROUP, INC.

CONVERTIBLE PROMISSORY NOTE

(15% Discount to 30-Day VWAP; No Floor or Cap; Maryland Venue)

NEITHER THIS NOTE NOR THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THIS NOTE AND SUCH SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION, AND, IF REQUESTED BY THE COMPANY, THE DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

Principal Amount: $980,000.00

Issue Date: August 31, 2026

Maturity Date: August 31, 2029 (the "Maturity Date")

Interest Rate: 6.00% per annum (simple interest)

Company: Global Asset Management Group, Inc., a Wyoming corporation (the "Company")

Holders: Paul M. Gendron and Sherri L. Gendron, collectively (the "Holder")

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of Paul M. Gendron and Sherri L. Gendron, collectively as Holder, the Principal Amount, together with interest at the Interest Rate from the Issue Date until paid in full or converted in accordance with this Note. This Note represents the initial cash shortfall under the acquisition by Sustainable Properties, LLC, a wholly owned subsidiary of the Company, of all issued and outstanding shares of G & O Landscaping, Inc. under the definitive acquisition documents.

1. PAYMENT; PREPAYMENT.

1.1 Maturity Payment. Unless earlier converted, prepaid, adjusted, replaced, or accelerated as provided herein, all outstanding principal and accrued but unpaid interest (collectively, the "Obligations") shall be due and payable in full on the Maturity Date.

1.2 Optional Prepayment. The Company may prepay all or any portion of the outstanding principal and accrued interest at any time without premium or penalty upon at least five (5) business days' prior written notice to the Holder. If the Company delivers a prepayment notice, the Holder may elect to convert the amount scheduled for prepayment pursuant to Section 3 by delivering a Notice of Conversion before the prepayment date.

1.3 Application of Payments; Refinance Adjustment. Cash payments shall be applied first to accrued interest and then to principal unless otherwise stated in the payment notice. The initial Principal Amount is $980,000 because no cash was paid to Holder at the acquisition closing. Upon completion of refinancing, the Company may amend, restate, replace, partially repay, or adjust this Note so the remaining principal equals $980,000 minus actual refinance cash proceeds paid to Holder. A replacement or adjustment that accurately implements this formula shall not require any prepayment premium.

2. DEFINITIONS.

2.1 "Common Stock" means the Company's common stock, par value $[___] per share.

2.2 "Trading Market" means the principal U.S. market on which the Common Stock is then listed or quoted, including any OTC market.

2.3 "VWAP" means, for any period, the volume-weighted average price of the Common Stock on the Trading Market for such period, as reported by a nationally recognized pricing source selected by the Company in good faith (e.g., OTC Markets, Bloomberg, Refinitiv) or, if not available, calculated by the Company from publicly available trade and volume data for the Trading Market.

2.4 "30-Day VWAP" means the VWAP for the thirty (30) consecutive trading days ending on (and including) the trading day immediately preceding the date the Company receives a Notice of Conversion.

2.5 "Conversion Shares" means shares of Common Stock issuable upon conversion of the Obligations.

3. CONVERSION.

3.1 Holder Conversion Right. At any time on or after the date that is six (6) months after the Issue Date and prior to the close of business on the Maturity Date, the Holder may convert all or any portion of the Obligations into Conversion Shares by delivering a written notice substantially in the form attached as Exhibit A (a "Notice of Conversion").

3.2 Conversion Price. The conversion price per share (the "Conversion Price") shall equal: (a) 85% of the 30-Day VWAP. Accordingly: Conversion Price = 0.85 × 30-Day VWAP. The Conversion Price shall not be subject to a contractual floor or cap.

3.3 No Contractual Floor or Cap. The Conversion Price is based solely on 85% of the 30-Day VWAP, subject to applicable law, authorized-share availability, market rules, and the beneficial ownership limitation in Section 3.7, if elected.

3.4 Conversion Amount. Upon conversion, the number of Conversion Shares issuable shall equal the dollar amount of the Obligations being converted divided by the Conversion Price. Principal converts at the Conversion Price. At the Company's sole election, accrued interest may be paid in cash, Conversion Shares valued at the same Conversion Price, or any combination thereof. The Holder may not compel payment of interest in stock or cash contrary to the Company's election, subject to payment in full by Maturity.

3.5 Mechanics; Delivery. The conversion shall be deemed effective as of the date the Company receives the Notice of Conversion (the "Conversion Date"). Within three (3) business days after the Conversion Date (or such shorter period as required by the Company's transfer agent or applicable market rules if the Common Stock is then publicly traded), the Company shall deliver the Conversion Shares to the Holder (or its permitted assignee) by book-entry or such other customary method.

3.6 Fractional Shares. No fractional shares shall be issued. The Company shall round down to the nearest whole share and pay cash in lieu of any fractional share based on the 30-Day VWAP.

3.7 Beneficial Ownership Limitation (Optional). Notwithstanding anything to the contrary, the Company shall not issue Conversion Shares to the extent that, after giving effect to such issuance, the Holder (together with its affiliates) would beneficially own more than 9.99% of the outstanding Common Stock. The Holder may elect, upon at least sixty-one (61) days' prior notice to the Company, to increase or decrease this limitation, provided that such limitation may not exceed 9.99%.

4. REPRESENTATIONS.

4.1 Company. The Company represents that: (a) it is duly organized and in good standing under Wyoming law; (b) this Note has been duly authorized, executed, and delivered and constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to customary bankruptcy and equitable limitations; and (c) issuance of this Note and any Conversion Shares has been authorized subject to authorized-share availability, securities-law compliance, and the Company's capitalization and disclosure controls.

4.2 Holder. Each Holder represents that: (a) such Holder is acquiring this Note and any Conversion Shares for investment and not with a present view to distribution, except in compliance with applicable securities laws; (b) such Holder has such knowledge and experience in financial and business matters as to evaluate the merits and risks; (c) such Holder understands this Note and the Conversion Shares are restricted securities; and (d) such Holder has executed or will execute the related Investment Representation Letter, Restricted Stock Acknowledgment, and Rule 144 Notice.

5. TRANSFER; RESALE; BROKER-DEALER.

5.1 Transfer Restrictions. The Holder may not transfer this Note or any Conversion Shares except in compliance with the Securities Act and applicable state securities laws. The Company may require an opinion of counsel reasonably satisfactory to the Company that a proposed transfer may be made without registration.

5.2 Note Register. The Company shall maintain a register for the Note reflecting transfers permitted under this Section 5.

5.3 Cooperation for Permitted Resales. If the Common Stock is then publicly traded, the Company will reasonably cooperate with the Holder and any SEC-registered broker-dealer in connection with a permitted resale of this Note or Conversion Shares, including providing customary transfer agent instructions, legends, and other administrative items (including, if applicable, CUSIP/DTC/DWAC-related information), in each case subject to law and Company policies.

5.5 Refinance Covenant. The Company and Sustainable Properties, LLC shall use commercially reasonable efforts to obtain and close refinancing within ninety (90) days after the acquisition closing and shall provide reasonable financing status updates to Holder. Failure to obtain refinancing alone does not accelerate this Note or cause automatic conversion.

5.4 Security. This Note is secured by the Stock Pledge and Security Agreement covering 100% of the outstanding shares of G & O Landscaping, Inc. owned by Sustainable Properties, LLC, subject to the rights of senior lenders and any lender-required subordination or standby. The Stock Pledge Agreement, and not this Note alone, governs perfection, priority, enforcement, and release of the pledged collateral.

6. EVENTS OF DEFAULT. Each of the following is an "Event of Default": (a) failure to pay the Obligations when due on the Maturity Date; (b) the Company files, or has filed against it, a bankruptcy or insolvency proceeding not dismissed within sixty (60) days; (c) material breach of this Note or the related Stock Pledge Agreement not cured within thirty (30) days after written notice; (d) a material representation by the Company in this Note is false when made; or (e) an unauthorized transfer or release of the pledged G&O shares. Failure to obtain refinancing, or refinancing that produces less than $980,000 of cash for Holder, shall not by itself constitute an Event of Default while the resulting unpaid amount remains evidenced by this Note and the Company otherwise complies with this Note.

Each of the following is an "Event of Default": (a) failure to pay the Obligations when due on the Maturity Date; (b) the Company files (or has filed against it) a bankruptcy or insolvency proceeding that is not dismissed within sixty (60) days; (c) material breach of this Note that is not cured within thirty (30) days after written notice; or (d) a material representation by the Company in this Note is false when made.

7. REMEDIES.

Upon an Event of Default, the Holder may declare the Obligations immediately due and payable by written notice to the Company; provided that, upon an Event of Default under Section 6(b), the Obligations shall automatically become immediately due and payable. The Holder shall be entitled to reasonable costs of collection, including reasonable attorneys' fees, to the extent permitted by law.

8. NOTICES.

All notices shall be in writing and delivered by personal delivery, nationally recognized overnight courier, or certified mail (return receipt requested) to the addresses set forth below (or to such other address designated by notice).

Company: 51 Monroe Street, Suite 1505, Rockville, Maryland 20852; Attn: President; Email: info@gamg.us

Holder: At the addresses and email addresses set forth in the closing records or later designated by written notice.

9. MISCELLANEOUS.

9.1 Amendments; Waivers. Any amendment or waiver must be in writing and signed by the Company and the Holder.

9.2 Setoff for Indemnified Claims. Notwithstanding anything to the contrary, the Company may withhold or offset against Obligations amounts reasonably asserted in good faith to be owed by Seller under the definitive acquisition documents for breach of representations, undisclosed liabilities, taxes, payroll liabilities, liens, title defects, environmental matters, Consent Order matters, or other indemnified claims. Any disputed offset shall be subject to the dispute-resolution and remedy provisions of the definitive acquisition documents. No offset shall relieve the Company from paying undisputed amounts when due.

9.3 Severability. If any provision is held invalid, the remainder shall remain in effect.

9.4 Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws principles. Any action arising out of or relating to this Note shall be brought exclusively in the state or federal courts located in the State of Maryland, and each party irrevocably submits to such jurisdiction and venue.

9.5 Jury Trial Waiver. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

9.6 Counterparts; E-Sign. This Note may be executed in counterparts and delivered electronically, each of which shall be deemed an original.

IN WITNESS WHEREOF, the Company has executed this Convertible Promissory Note as of the Issue Date.

GLOBAL ASSET MANAGEMENT GROUP, INC.

By: ______________________

Name: John Murray

Title: President

ACKNOWLEDGED AND AGREED:

HOLDERS

Paul M. Gendron
Signature: [signature]
Date: 9-1-26

Sherri L. Gendron
Signature: Sherri L Gendron
Date: 09-01-26

Each Holder acknowledges and agrees to the terms of this Note.

Title/Capacity (if applicable): ________

EXHIBIT A — NOTICE OF CONVERSION

The undersigned Holder hereby elects to convert $__________ of the outstanding Obligations (principal and/or accrued interest) under the Convertible Promissory Note dated [__________], 2026 issued by Global Asset Management Group, Inc. into shares of Common Stock pursuant to Section 3.

Conversion Date: ____________________

30-Day VWAP: $____________________

Conversion Price: $__________________

Conversion Amount: $_______________

Conversion Shares: _________________

Delivery Instructions:

____

Holder:

By: _________________________________

Name: _______________________________

Date: ________________________________